EXHIBIT 23.2




                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Time Warner Inc. related to the Time Warner 1989 Lorimar Non-Employee Replacement Stock Option Plan of our report on the Paragon Communications financial statements and schedule dated January 19, 1995, except as to Note 6, which is as of January 27, 1995, which is incorporated by reference in the Time Warner Inc. Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PRICE WATERHOUSE LLP

Denver, Colorado
November 3, 1997